UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
August 27, 2007
Moldflow Corporation
(Exact name of registrant as specified in charter)

Delaware	000-30027	04-3406763

(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

492 Old Connecticut Path, Ste 401, Framingham, MA	01701

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (508) 358-5848
(Former name or former address, if changed since last report)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
Ex-10.1 Employment Agreement between Moldflow Corporation and Gregory W. Magoon

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On August 27, 2007, the Company and Gregory W. Magoon, the Company’s Executive Vice President, Chief Financial Officer and Assistant Secretary, entered into an employment agreement (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Magoon will receive an annual base salary of $205,000 and is eligible to participate in such incentive compensation plans and employee benefit plans as the Board or a Committee thereof shall determine from time to time for senior executives of the Company. The Employment Agreement is for a period of one year, and is automatically extended for one additional year on the anniversary date unless either party has given notice that it does not wish to extend the Employment Agreement.
If a “change in control” as defined in the Employment Agreement has not occurred and Mr. Magoon is terminated by the Company for any reason other than for “cause” as defined in the Employment Agreement, or Mr. Magoon terminates his Employment Agreement for “good reason,” Mr. Magoon will receive, within thirty days, (i) a lump sum payment equal to one year of cash compensation, including base salary and an average of cash bonuses paid over the past five years, (ii) an extension of benefits for one year, and (iii) an acceleration of vesting for stock options and restricted stock which otherwise would vest during the next twelve months.
Upon a “change of control”, Mr. Magoon would receive an acceleration of vesting for all outstanding stock options and restricted stock. In the event that within twelve months following a “change of control”, Mr. Magoon terminates his employment for “good reason” or if Mr. Magoon’s employment is terminated by the Company without “cause”, then Mr. Magoon would receive a lump sum payment of an amount equal to 1.5 times the sum of his base salary and his cash bonus calculated at an amount equal to the actual cash bonus that he would have received if the Company had met all of the aggressive targets in the annual bonus plan that has been approved by the Board of Directors for the fiscal year in which the change of control occurred or, if greater, the fiscal year in which the termination of employment is effective. Further, after a termination following a “change of control”, Mr. Magoon would receive an extension of benefits for one year.
In the event that any compensation, payment or distribution by the Company to or for the benefit of Mr. Magoon would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, then any payment due Mr. Magoon that would result in payments in excess of three times Mr. Magoon’s base amount within the meaning of Section 280G(b)(3) (the “Threshold Amount”), may be reduced to the Threshold Amount to the extent necessary so that the payments do not exceed the Threshold Amount in the event that such reduced amount would result in a greater total payment to Mr. Magoon, after consideration of all required taxes.
In addition, the Employment Agreement restricts Mr. Magoon from competing with the Company or soliciting employees of the Company for a period of 12 months following his termination of employment for any reason.
A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01.   Financial Statements and Exhibits
(d) Exhibits:
Exhibit 10.1 — Employment Agreement between Moldflow Corporation and Gregory W. Magoon.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLDFLOW CORPORATION
Date: August 30, 2007	By:	/s/ Lori M. Henderson
		Name:	Lori M. Henderson
		Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Employment Agreement between Moldflow Corporation and Gregory W. Magoon.